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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Digimarc Corporation:

        We consent to incorporation by reference in the Registration Statements (Nos. 333-31114, 333-42042, 333-65256, 333-82660, and 333-105097) on Form S-8 and Registration Statement No. 333-108670 on Form S-3 of Digimarc Corporation of our report dated February 24, 2004, with respect to the consolidated balance sheets of Digimarc Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon
March 15, 2004

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CONSENT OF INDEPENDENT AUDITORS